Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clearwater Paper Corporation

We consent to the use of our reports dated February 22, 2017, with respect to the consolidated balance sheets of Clearwater Paper Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2016 contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of Clearwater Paper Corporation and subsidiaries excludes an evaluation of the internal control over financial reporting of an acquired business, Manchester Industries.

/s/ KPMG LLP

Seattle, Washington

July 28, 2017